 EXHIBIT 99.1

OFFICER’S CERTIFICATE

This Officer’s Certificate is furnished pursuant to Section 2.11 of that certain Servicing Supplement dated as of September 23, 2010 (the “Servicing Agreement”), among BMW Financial Services NA, LLC, as Seller, Servicer, Administrator and Custodian, Citibank, N.A., as Indenture Trustee, BMW Auto Leasing LLC, as Depositor, and the BMW Vehicle Lease Trust 2010-1 as Issuer (all capitalized terms used herein without definition have the respective meanings specified in the Servicing Agreement).

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.             I am a duly authorized officer of the Servicer;

2.             I have reviewed the terms of the Servicing Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Servicer and the performance of its obligations there under during the period from September 23, 2010 to December 31, 2010;

3.             To my knowledge, based on the review described in paragraph 2, the Servicer has fulfilled all its obligations under the Servicing Agreement, during the period from September 23, 2010 to December 31, 2010, except as set forth below.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Servicer has taken, is taking, or proposes to take with respect to each such condition or event:  NONE

IN WITNESS WHEREOF, I have affixed hereunto set my hand this 28th day of March, 2011.

By:          BMW Financial Services NA, LLC

By:          /s/ Martin Stremplat
                Martin Stremplat

Title:       Chief Financial Officer